EXHIBIT 99.1

[MGI PHARMA LOGO]

NEWS RELEASE	CONTACT:
Jennifer M. Davis
FOR IMMEDIATE RELEASE	Sr. Manager, Investor Relations
July 14, 2004	212-697-1976
IR@mgipharma.com

MGI PHARMA REPORTS SECOND QUARTER FINANCIAL RESULTS

Second Quarter Aloxi™ Injection Sales Total $37.1 Million

Aloxi™ Injection Guidance Revised Upwards to $140 to $150 Million for 2004

MINNEAPOLIS, July 14, 2004 — MGI PHARMA, INC. (Nasdaq: MOGN) today announced that total revenue for the second quarter of 2004 was $47.9 million, including Aloxi™ (palonosetron hydrochloride) injection sales of $37.1 million. Net income for the second quarter was $8.6 million or $0.11 per diluted share. At June 30, 2004, MGI PHARMA’s cash and marketable investments totaled $412.1 million.

“We are very pleased to report another quarter of significant increases in Aloxi injection sales,” said Lonnie Moulder, president and chief executive officer of MGI PHARMA. “We are focused on continuing this sales momentum as well as expanding our product portfolio through business development transactions.”

Second Quarter Results

Sales increased to $46.9 million in the second quarter of 2004 from $8.5 million in the second quarter of 2003. During the second quarter of 2004, U.S. sales of Aloxi injection totaled $37.1 million and Salagen® Tablets (pilocarpine hydrochloride) were $8.6 million.

Total costs and expenses increased to $38.9 million in the second quarter of 2004 from $16.8 million in the second quarter of 2003. Selling, general and administrative expenses of $16.7 million for the second quarter of 2004 were higher than the same period in 2003 due to costs associated with the promotion of Aloxi injection. Research and development expenditures in the second quarter increased over the prior period in 2003 to $8.0 million, and included a $2.5 million milestone payment to Helsinn Healthcare SA related to successful achievement of an end of phase 2 milestone for Aloxi injection in post operative nausea and vomiting (PONV). The Company reported net income of $8.6 million, or $0.11 per diluted share, in the 2004 second quarter compared to a net loss of $7.0 million or $0.14 per share, in the 2003 second quarter.

Year-to-Date Results

For the first six months of 2004, total revenues increased to $74.8 million, including Aloxi injection sales of $55.7 million, compared to total revenues of $16.6 million in the first six months of 2003. Selling, general and administrative expenses of $34.1 million for the first six months of 2004 increased from $20.2 million in the same period in 2003 due to costs associated with the promotion of Aloxi injection. Research and development expenditures in the first half of 2004 increased to $13.0 million from $7.6 million in the first half of 2003. For the six months ended June 30, 2004, MGI PHARMA’s net income was $5.4 million, or $0.07 per diluted share, compared to a net loss of $13.6 million, or $0.27 per share for the six months ended June 30, 2003.

Summary of Recent Developments

Aloxi™ Injection

MGI PHARMA markets Aloxi injection at a dose of 0.25 mg for the prevention of acute nausea and vomiting associated with initial and repeat courses of moderately and highly emetogenic cancer chemotherapy, and for the prevention of delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy. Aloxi injection is the first 5-HT3 receptor antagonist to be indicated for the prevention of delayed chemotherapy-induced nausea and vomiting (CINV) caused by moderately emetogenic cancer chemotherapy. Since its commercial launch in mid-September of 2003, we estimate that approximately 440,000 Aloxi injection patient doses have been administered. During the second quarter, we estimate that approximately 265,000 vials of Aloxi injection were pulled through wholesaler and distributor channels to oncology clinics.

Other Highlights

•	As separately announced today, MGI PHARMA and Alpharma, Inc. entered into a promotion agreement for Kadian® (morphine sulfate sustained release capsules) under which MGI PHARMA will market Kadian in the United States to oncology health care professionals for moderate to severe pain associated with cancer.

•	As separately announced today, Eric Loukas, Esq. joined MGI PHARMA as vice president, general counsel and corporate secretary.

•	Hexalen® (altretamine) capsules were chosen as one of the oral cancer drugs that will be covered under the Medicare Drug Replacement Demonstration project beginning September 1, 2004 and continuing through December 31, 2005.

•	Three poster presentations at the Multinational Association of Supportive Care in Cancer (MASCC) 16th International Symposium described the impact of treatment with Aloxi injection on various quality-of-life parameters, the maintenance of efficacy of Aloxi injection in patients weighing more than 90 kilograms, and the pharmacokinetics and safety of repeat doses of Aloxi injection.

•	At the 40th Annual Meeting of the American Society of Clinical Oncology (ASCO), Aloxi injection was the subject of two poster presentations and one published abstract describing combination data with aprepitant, efficacy in elderly patients, and evaluation of a potential carryover effect. In addition, one poster presentation and two published abstracts described activity of irofulven in hormone refractory prostate cancer, hepatocellular carcinoma, and metastatic colorectal cancer.

•	In April, MGI PHARMA and Helsinn Healthcare SA successfully achieved an end of phase 2 milestone related to Aloxi injection in post-operative nausea and vomiting (PONV).

•	MGI PHARMA’s Board of Directors approved a two-for-one stock split of the Company’s common stock. The stock began trading on a post-split basis on June 10, 2004.

•	A phase 2 trial of irofulven in combination with prednisone and capecitabine was initiated in hormone refractory prostate cancer patients.

Financial Outlook for 2004

This section provides forward-looking information about MGI PHARMA’s updated financial outlook for 2004 for our current operations, including the impact of the Kadian promotion agreement. For the year ending December 31, 2004, we currently expect:

•	Aloxi injection product sales to range from $140 million to $150 million and all other product sales to be approximately $27 million;

•	Cost of product sales as a percent of sales for currently marketed products to be approximately 31 percent;

•	Licensing revenue to total approximately $3 million;

•	Selling, general and administrative expenses to be approximately $65 million;

•	R&D expense to be approximately $24 million, inclusive of milestones associated with current product candidates; and

•	Pre-tax income of approximately $30 million, using the midpoint of the Aloxi injection sales range.

Business development and licensing activities resulting in expansion of our product portfolio would likely require us to update this financial guidance and may increase our expenses and decrease net income for 2004. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, July 14, 2004 at 1:00 p.m. Eastern Time. The Company’s executive management team will review 2004 second quarter financial results, discuss operations and the Kadian promotion agreement, and provide guidance on MGI PHARMA’s business outlook. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for a limited period of time.

About MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI PHARMA has a portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI PHARMA markets Aloxi™ (palonosetron hydrochloride) injection, Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. The Company directly markets its products in the U.S. and collaborates with partners in international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of Aloxi™ injection to compete successfully with other anti nausea and vomiting treatments; continued sales of MGI PHARMA’s other marketed products; development or acquisition of additional products; reliance on contract manufacturing and third party supply; changes in strategic alliances; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

(more)

STATEMENTS OF OPERATIONS

MGI PHARMA, INC.

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Sales	$46,861,894	$8,529,200	$72,695,528	$14,671,987
Licensing	1,076,907	1,340,634	2,112,443	1,956,595

	47,938,801	9,869,834	74,807,971	16,628,582

Costs and Expenses:
Cost of sales	14,141,802	1,248,901	21,766,640	2,315,276
Selling, general and administrative	16,682,962	11,383,651	34,147,837	20,201,631
Research and development	8,032,822	4,172,687	13,048,499	7,632,256

	38,857,586	16,805,239	68,962,976	30,149,163

Income (loss) from operations	$9,081,215	$(6,935,405)	$5,844,995	$(13,520,581)

Interest income	1,375,470	212,595	2,190,663	419,223
Interest expense	(1,754,701)	(249,390)	(2,479,319)	(498,781)

Income (loss) before taxes	$8,701,984	$(6,972,200)	$5,556,339	$(13,600,139)

Provision for income taxes	(150,000)	—	(150,000)	—

Net income (loss)	$8,551,984	$(6,972,200)	$5,406,339	$(13,600,139)

Net loss per common share
Basic	$0.12	$(0.14)	$0.08	$(0.27)
Diluted	$0.11	$(0.14)	$0.07	$(0.27)

Weighted average number of common shares outstanding
Basic	70,450,306	50,840,832	69,497,883	50,741,108
Diluted	75,944,468	50,840,832	74,777,235	50,741,108

	Balance Sheet Data
	(unaudited)

	June 30, 2004	December 31, 2003
Cash and marketable investments	$412,063,117	$177,753,253
Total assets	$488,696,968	$204,558,198
Total stockholders’ equity	$197,749,615	$156,610,162

###